INDEPENDENT CONTRACTOR AGREEMENT

This agreement ("Agreement") is made by and between the University of Phoenix ("Principal") and Governmental Advocates,
Inc. ("Lobbyist") for the purpose of setting forth the terms and conditions which the Lobbyist shall provide certain services to the Principal.

SCOPE OF SERVICES: Lobbyist shall provide strategic advice on matters concerning legislation, regulations, public policy, electoral politics and any other topic of concern to the Principal related to state government in the state of California. All services performed by the Lobbyist for the Principal under this Agreement shall be timely done.

TERM: This Agreement is effective June 1, 1999 and shall continue for twenty four (24) months. Either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party. In the event of termination, all fees due and payable pursuant to this Agreement shall be made on a pro-rata basis.

NON-COMPETE: For the term of this agreement, the Lobbyist shall not represent any entity that would be in direct economic competition with the Principal, nor shall the Lobbyist represent any entity that would have an interest in conflict with the best interest of the Principal. The Lobbyist shall immediately disclose potential conflicts of interest.

CONFIDENTIALITY: Lobbyist acknowledges that any information deemed confidential or proprietary by the Principle shall not be disclosed without permission from the Principal, and further agrees to return any and all information of a propriety or confidential nature to the Principal upon termination of this Agreement. This section shall survive termination of this Agreement.

OWNERSHIP OF WORK PRODUCT: Lobbyist acknowledges that any work product of any type generated for the Principal under the terms of this Agreement is and shall remain the sole property of the Principal upon termination of this Agreement. This section shall survive termination of this Agreement.



INDEMNIFICATION:  Lobbyist indemnifies and hold harmless
Principal from any liability, claims, judgments, damages or costs, including reasonable attorney's fees, asserted or awarded against or incurred by Principal as a result of any act or omission of the Lobbyist.

DISPUTES: Any dispute between Lobbyist and Principal arising under this Agreement shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. The arbitrators shall have no power to award any punitive or exemplary damages or to vary or ignore the terms of this Agreement and shall be bound by controlling law.

RELATIONSHIP OF PARTIES: The sole relationship of parties is that of independent contractors and nothing in this agreement or otherwise shall be deemed or construed to create any other relationship, including one of employment, joint venture or agency. Lobbyist is solely responsible for any taxes or any type and shall hold Principal harmless.

COMPENSATION AND PAYMENT: For the services to be performed under this Agreement, the Principal shall pay the Lobbyist the sum of $10,000.00 (ten thousand dollars) per month for the term of this Agreement, unless terminated, in which case any fees due and payable shall be determined on a pro-rata basis. Payment is to be made on the first of each month for which it is owed.

COMPLIANCE: For the term of this agreement, Lobbyist agrees to formally register as a legislative and executive branch lobbyist with the California Secretary of State, and further agrees to at all times abide by the laws of the state of California governing lobbyists and to inform the Principal of any legal obligations the Principal may have under the laws of the state of California.

THIS AGREEMENT REPRESENTS THE ENTIRE AGREEMENT BETWEEN THE
PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND IS VALID
AND ENFORCEABLE UPON ACCEPTANCE BY BOTH PARTIES SIGNATORY TO
THIS AGREEMENT.



THIS AGREEMENT SUPERSEDES ANY PREVIOUS WRITTEN AND/OR VERBAL
AGREEMENT BETWEEN PRINCIPAL AND LOBBYIST.

University of Phoenix ("Principal")
4615 E. Elwood St.
Phoenix, AZ 85040

By:    /s/ Charles M. Seigel
       ---------------------
       Charles M. Seigel
       Vice President for National Affairs

Date:  3/26/99

Governmental Advocates, Inc. ("Lobbyist")
1127 - 11th Street, Suite 400
Sacramento, CA  95814

By:    /s/ Hedy Govenar
       ----------------
       Hedy Govenar

Tax ID#:  94-2701026

Date:  3/30/99